Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2015 REVENUES OF $75.5 MILLION,

PRE-TAX INCOME OF $37.1 MILLION AND DILUTED EPS OF $0.64

Second Quarter Financial Highlights*

•	Revenues of $75.5 million, up 16.2%

•	Pre-tax income of $37.1 million, up 27.5%

•	Diluted EPS of $0.64, up from $0.48

•	Record total trading volume of $244.7 billion, up 31.6%

*	All comparisons versus second quarter 2014.

NEW YORK, July 22, 2015 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2015.

“We are very pleased to report record volumes across U.S. high-grade, high-yield and emerging market bonds this quarter, driven by increased momentum in market share gains ” said Richard M. McVey, Chairman and CEO of MarketAxess. “Volumes and participation in Open Trading also reached new records this quarter. An acceleration in regulatory obligations, including the Volcker compliance requirements that went into effect this week, are reinforcing the need for all market participants to find new liquidity solutions, and access a broader group of trading counterparties.”

Second Quarter Results

Total revenues for the second quarter of 2015 increased 16.2% to $75.5 million, compared to $65.0 million for the second quarter of 2014. Pre-tax income was $37.1 million, compared to $29.1 million for the second quarter of 2014, an increase of 27.5%. Pre-tax margin was 49.1%, compared to 44.7% for the second quarter of 2014. Net income totaled $24.2 million, or $0.64 per share on a diluted basis, compared to $18.2 million, or $0.48 per share, for the second quarter of 2014.

Commission revenue for the second quarter of 2015 increased 22.3% to $66.4 million, compared to $54.3 million for the second quarter of 2014. Variable transaction fees increased 32.2% to $50.6 million on total trading volume of $244.7 billion for the second quarter of 2015, compared to variable transaction fees of $38.3 million on total trading volume of $186.0 billion for the second quarter of 2014. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.0% on an adjusted basis, compared to an estimated 14.0% for the second quarter of 2014. For important additional information on FINRA TRACE volumes and U.S. high-grade market share, see Non-GAAP Financial Measures and Other Items below.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $9.1 million for the second quarter of 2015, compared to $10.6 million for the second quarter of 2014. Lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar accounted for the decline in all other revenue.

Total expenses for the second quarter of 2015 increased 7.1% to $38.4 million, compared to $35.9 million for the second quarter of 2014. The increase in total expenses was principally due to higher employee compensation and benefits costs of $2.2 million.

The effective tax rate for the second quarter of 2015 was 34.6%, compared to 37.4% for the second quarter of 2014. The lower effective tax rate was principally due to a shift in income to lower tax jurisdictions and a reduction in statutory foreign and state tax rates.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.20 per share of common stock outstanding, to be paid on August 20, 2015, to stockholders of record as of the close of business on August 6, 2015.

Share Repurchase Program

A total of 63,000 shares were repurchased in the second quarter of 2015 at a cost of $5.5 million under the Company’s $100.0 million share repurchase program. As of June 30, 2015, approximately $47.6 million was available for future repurchases under the program.

Balance Sheet Data

As of June 30, 2015, total assets were $398.9 million and included $236.8 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of June 30, 2015 was $359.9 million.

Guidance for 2015

The Company is updating its full year 2015 tax rate guidance range to 35.0% to 36.5%, down from a range of 36.0% to 38.0%. The Company is reconfirming its full year 2015 expense guidance range of $153.0 million to $159.0 million and its full year 2015 capital spending guidance range of $14.0 million to $17.0 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2014 and the inclusion of 144A securities beginning in July 2014. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 22, 2015, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$66,412	$54,315	$133,430	$106,304
Information and post-trade services	7,632	7,962	15,311	16,041
Technology products and services	762	1,987	2,182	4,023
Investment income	190	138	373	284
Other	495	562	966	1,710

Total revenues	75,491	64,964	152,262	128,362

Expenses
Employee compensation and benefits	20,593	18,421	41,767	37,030
Depreciation and amortization	4,603	4,351	9,215	8,472
Technology and communications	3,967	4,449	8,305	8,941
Professional and consulting fees	3,011	3,426	6,293	7,398
Occupancy	1,232	1,102	2,224	2,191
Marketing and advertising	1,764	1,800	2,956	3,009
General and administrative	3,262	2,344	5,941	4,542

Total expenses	38,432	35,893	76,701	71,583

Income before taxes	37,059	29,071	75,561	56,779
Provision for income taxes	12,821	10,880	26,730	21,113

Net income	$24,238	$18,191	$48,831	$35,666

Per Share Data:
Net income per common share
Basic	$0.66	$0.49	$1.33	$0.96
Diluted	$0.64	$0.48	$1.30	$0.94
Cash dividends declared per common share	$0.20	$0.16	$0.40	$0.32
Weighted-average common shares:
Basic	36,699	37,015	36,703	37,068
Diluted	37,642	37,942	37,634	38,019

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2015	December 31, 2014
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$169,263	$168,924
Securities available-for-sale	67,517	64,863
Accounts receivable, net	46,938	33,836
All other assets	115,228	112,261

Total assets	$398,946	$379,884

Liabilities and Stockholders’ Equity
Total liabilities	39,089	45,676
Total stockholders’ equity	359,857	334,208

Total liabilities and stockholders’ equity	$398,946	$379,884

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net income	$24,238	$18,191	$48,831	$35,666
Add back:
Interest expense	—	—	—	—
Provision for income taxes	12,821	10,880	26,730	21,113
Depreciation and amortization	4,603	4,351	9,215	8,472

Earnings before interest, taxes, depreciation and amortization	$41,662	$33,422	$84,776	$65,251

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$142,459	$109,970	$280,446	$223,098
U.S. high-grade - floating-rate	6,504	6,331	13,899	12,367

Total U.S. high-grade	148,963	116,301	294,345	235,465
Other credit	78,304	55,011	159,923	105,062
Liquid products	17,473	14,725	34,148	32,929

Total	$244,740	$186,037	$488,416	$373,456

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,364	$1,846	$2,374	$1,899
Other credit	1,251	878	1,290	847
Liquid products	278	234	275	266

Total	$3,893	$2,958	$3,939	$3,012

Number of U.S. Trading Days [1]	63	63	124	124
Number of U.K. Trading Days [2]	61	61	124	124

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$183	$185	$188	$179
U.S. high-grade - floating-rate	51	54	48	57
Total U.S. high-grade	177	178	181	173
Other credit	300	308	295	304
Liquid products	39	44	41	44
Total	207	206	209	198

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.